[LETTERHEAD OF MURTHA CULLINA LLP]


PAUL G. HUGHES
(203) 772-7726 DIRECT TELEPHONE
(860) 240-5726 DIRECT FACSIMILE
PHUGHES@MURTHALAW.COM





                                 August 17, 2005

The Board of Directors
Delcath Systems, Inc.
1100 Summer Street
Stamford, CT 06905

              Re:    Registration Statement on Form S-3 (No. 333-________ )

Dear Sirs:

       We have acted as special counsel to Delcath Systems, Inc., a Delaware corporation (the "Company"), in connection with its Registration Statement on Form S-3 (No. 333-_______), as filed on the date hereof (the "Registration Statement"), for the public offer by the Company of up to 1,200,000 shares (the "Shares") of Common Stock that may be issued upon exercise of the Company's 2005 Redeemable Common Stock Purchase Warrants - Series A (the "2005 Warrants").

       We have examined originals or copies, certified or otherwise identified to our satisfaction of the following documents: (a) the Amended and Restated Certificate of Incorporation of the Company, as amended, in the form filed as
Exhibit 3(i) to the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2005 (file No. 001-16133); (b) the Amended and Restated Bylaws of the Company in the form filed as Exhibit 3.2 to Amendment No. 1 to the Company's Registration Statement on Form SB-2 (No. 333-39470); (c) resolutions adopted by the Board of Directors of the Company at a meeting held on June 14, 2005; and
(d) such other documents as we have considered necessary to the rendering of the opinions expressed below.

       In our examination of the foregoing, we have assumed that: (a) the factual statements made therein are accurate and complete; (b) the signatures on documents and instruments submitted to us as originals are authentic; and (c) documents submitted to us as certified, conformed or photostatic copies of original documents conform with the originals thereof and the originals thereof are authentic.

       Based upon the foregoing, we are of the opinion that the Shares, when issued upon exercise of the 2005 Warrants in accordance with their terms, will be duly authorized, validly issued, fully paid and nonassessable.

The Board of Directors
Delcath Systems, Inc.
August 17, 2005
Page 2


       The foregoing opinion is limited to the General Corporation Law of the State of Delaware, and we do not express any opinion herein concerning any other law. Except to the extent that we have a legal duty to update this opinion based upon our discovering that facts on which we based this opinion were erroneous as of the date hereof, we assume no obligation to supplement this opinion and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein.

       This opinion is being furnished to you for filing as an exhibit to the Registration Statement and, accordingly, may not be relied upon by or quoted in any manner or delivered to any person or entity other than the Company and its stockholders without, in each instance, our prior written consent.

       We consent to the filing of the opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption "Legal Matters" in the Prospectus forming part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                               Very truly yours,

                                               MURTHA CULLINA LLP

                                               By  /s/ PAUL G. HUGHES
                                                  ---------------------------
                                                       Paul G. Hughes